Exhibit 99

[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports 2014 Fourth Quarter and Fiscal Year Results
Achieves Record Revenue and Adjusted EPS for Q4 and FY 2014
Provides Financial Guidance for 2015

WESTFORD, Mass., February 25, 2015 - Kadant Inc. (NYSE:KAI) reported its financial results for the fourth quarter and fiscal year ended January 3, 2015.

Fourth Quarter and Fiscal Year 2014 Financial Highlights

•
GAAP diluted earnings per share (EPS) from continuing operations increased 58% to $0.82 in the fourth quarter of 2014 compared to $0.52 in the fourth quarter of 2013. Compared to the fourth quarter of 2013, diluted EPS in the fourth quarter of 2014 included expenses of $0.05 related to the unfavorable effects of foreign currency translation, $0.05 associated with a higher effective tax rate, and $0.04 of dilution from the acquisition and relocation of a screen cylinder product line in October 2014. Guidance for the fourth quarter of 2014 was $0.72 to $0.74.

•
Net income from continuing operations increased 53% to $9 million in the fourth quarter of 2014 compared to $6 million in the fourth quarter of 2013 and increased 22% to $29 million in 2014 compared to $23 million in 2013.

•	Adjusted diluted EPS increased 29% to a record $0.81 in the fourth quarter of 2014 compared to $0.63 in the fourth quarter of 2013.

•	For 2014, GAAP diluted EPS from continuing operations increased 24% to $2.56 compared to $2.07 in 2013. Adjusted diluted EPS increased 24% to a record $2.78 in 2014 compared to $2.24 in 2013.

•	Adjusted EBITDA increased 26% to a record $56 million in 2014 compared to $45 million in 2013.

•
Revenue increased 11% to a record $105 million in the fourth quarter of 2014 compared to $95 million in the fourth quarter of 2013, including a 5% decrease from the unfavorable effects of currency translation. For 2014, revenue increased 17% to a record $402 million compared to $344 million in 2013, including an 11% increase from acquisitions. Excluding acquisitions and the foreign currency translation effects, revenue increased 16% in the fourth quarter of 2014 compared to the fourth quarter of 2013 and 6% in 2014 compared to 2013.

•
Bookings increased 23% to $103 million in the fourth quarter of 2014 compared to $84 million in the fourth quarter of 2013, including a 4% decrease from the unfavorable effects of foreign currency translation and a 1% increase from acquisitions. For 2014, bookings increased 26% to a record $433 million compared to $343 million in 2013, including a 12% increase from acquisitions and a 1% decrease from the unfavorable effects of foreign currency translation. Excluding acquisitions and the foreign currency translation effects, bookings increased 26% in the fourth quarter of 2014 compared to the fourth quarter of 2013 and 15% in 2014 compared to 2013.

•
Cash flows from continuing operations were $18 million in the fourth quarter of 2014, the second highest level ever achieved, and increased 22% to a record $49 million in 2014 compared to $40 million in 2013.

Note: Revenue excluding acquisitions and the effects of foreign currency translation, adjusted diluted EPS, and adjusted EBITDA are non-GAAP measures that exclude certain items as detailed later in this press release under the heading “Use of Non-GAAP Financial Measures” and in the reconciliation tables below. The fourth quarter and fiscal year 2014 included an additional week compared with the comparable periods in fiscal 2013.

Management Commentary

“We had excellent results in fiscal year 2014 and ended the year with record-setting fourth quarter performances in revenue, adjusted EBITDA, and adjusted diluted EPS,” said Jonathan W. Painter, president and chief executive officer of Kadant. “Our record results for the fourth quarter of 2014 were achieved despite the negative effects of foreign currency translation due to a stronger U.S. dollar, which reduced revenue by $5 million and diluted EPS by $0.05 compared to the fourth quarter of 2013.

“Revenue in the fourth quarter was a record $105 million, increasing 11 percent compared to the fourth quarter of 2013, including a 35 percent increase in North America primarily due to strong performances in our Wood Processing Systems, Stock-Preparation, and Fluid-Handling product lines. For 2014, revenue increased 17 percent to a record $402 million, including 11 percent from acquisitions. Excluding acquisitions and the unfavorable impact of currency rates, revenue increased a solid six percent in 2014.

“Cash flow was excellent in the fourth quarter of 2014 at $18 million and contributed to a new record cash flow of $49 million in 2014, up 22 percent compared to 2013. We ended the year with net cash of $20 million.

“Overall, we are very pleased with the record financial performance in fiscal year 2014 that resulted from solid contributions both from our businesses acquired in 2014 and 2013 and from well-executed internal growth initiatives. Our adjusted return on invested capital increased to 12.7% in 2014. We returned more than $21 million of capital to our shareholders through share repurchases and dividends, representing 75 percent of our net income in 2014.”

Fourth Quarter 2014

Kadant reported revenue from continuing operations of $105.2 million in the fourth quarter of 2014, an increase of $10.4 million, or 11 percent, compared to $94.8 million in the fourth quarter of 2013. Revenue for the fourth quarter of 2014 included $0.4 million from acquisitions and a $4.8 million decrease from the unfavorable effects of foreign currency translation compared to the fourth quarter of 2013. Excluding acquisitions and the unfavorable effects of foreign currency translation, revenue increased $14.8 million, or 16%, to $109.6 million in the fourth quarter of 2014 compared to $94.8 million in the fourth quarter of 2013.

Operating income from continuing operations was $12.3 million in the fourth quarter of 2014 compared to $7.6 million in the fourth quarter of 2013. Operating income in the fourth quarter of 2014 includes a $0.1 million restructuring benefit. Operating income in the fourth quarter of 2013 includes $1.9 million of expense related to acquired inventory and backlog and a $0.2 million restructuring benefit. Adjusted operating income, a non-GAAP measure, was $12.2 million in the fourth quarter of 2014 compared to $9.3 million in the fourth quarter of 2013.

Net income from continuing operations was $9.1 million in the fourth quarter of 2014, or $0.82 per diluted share, compared to $5.9 million, or $0.52 per diluted share, in the fourth quarter of 2013. Net income from continuing operations in the fourth quarter of 2014 included a $0.1 million, or $0.01 per diluted share, after-tax restructuring benefit. Net income from continuing operations in the fourth quarter of 2013 included after-tax expense related to acquired inventory and backlog of $1.4 million, or $0.12 per diluted share, and a $0.1 million, or $0.01 per diluted share, after-tax restructuring benefit. Adjusted net income, a non-GAAP measure, was $9.0 million, or $0.81 per diluted share, in the fourth quarter of 2014 compared to $7.2 million, or $0.63 per diluted share, in the fourth quarter of 2013.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Three Months Ended Jan. 3, 2015		Three Months Ended Dec. 28, 2013
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$9.1	$0.82	$5.9	$0.52
Adjustments for the following:
Amortization of acquired backlog and profit in inventory, net of tax	—	—	1.4	0.12
Restructuring benefit, net of tax	(0.1)	(0.01)	(0.1)	(0.01)
Adjusted Net Income and Adjusted Diluted EPS	$9.0	$0.81	$7.2	$0.63

Fiscal Year 2014

For fiscal year 2014, Kadant reported revenue from continuing operations of $402.1 million, an increase of $57.6 million, or 17 percent, compared with $344.5 million in 2013. Revenue for 2014 included $38.1 million from acquisitions and a $2.8 million decrease from the unfavorable effects of foreign currency translation. Excluding acquisitions and the unfavorable effects of foreign currency translation, revenue increased $22.3 million, or 6%, to $366.8 million in 2014 compared to $344.5 million in 2013.

Operating income from continuing operations was $42.1 million in 2014 compared to $33.3 million in 2013. Operating income in 2014 includes $2.6 million of expense related to acquired inventory and backlog and $0.8 million of restructuring costs. Operating income in 2013 includes $2.6 million of expense related to acquired inventory and backlog and $0.1 million of restructuring costs. Adjusted operating income, a non-GAAP measure, was $45.5 million in 2014 compared to $36.0 million in 2013.

Net income from continuing operations was $28.7 million in 2014, or $2.56 per diluted share, compared to $23.5 million, or $2.07 per diluted share, in 2013. Net income from continuing operations in 2014 included after-tax expense related to acquired inventory and backlog of $1.9 million, or $0.17 per diluted share, and after-tax restructuring costs of $0.6 million, or $0.05 per diluted share. Net income from continuing operations in 2013 included after-tax expense related to acquired inventory and backlog of $1.9 million, or $0.17 per diluted share. Adjusted net income, a non-GAAP measure, was $31.2 million, or $2.78 per diluted share, in 2014 compared to $25.4 million, or $2.24 per diluted share, in 2013.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	Twelve Months Ended Jan. 3, 2015		Twelve Months Ended Dec. 28, 2013
	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$28.7	$2.56	$23.4	$2.07
Loss from discontinued operation	—	—	0.1	—
Income and Diluted EPS from Continuing Operations, as reported	28.7	2.56	23.5	2.07
Adjustments for the following:
Amortization of acquired backlog and profit in inventory, net of tax	1.9	0.17	1.9	0.17
Restructuring costs and other income, net of tax	0.6	0.05	—	—
Adjusted Net Income and Adjusted Diluted EPS	$31.2	$2.78	$25.4	$2.24

Guidance

“We expect to achieve GAAP diluted EPS from continuing operations of $3.05 to $3.15 in 2015 on revenue of $413 to $423 million,” Mr. Painter continued. “The 2015 guidance includes an unfavorable foreign currency translation effect of $17 million on revenue and $0.12 on diluted EPS compared to 2014. Due to the variability of order flow and shipments of capital projects, we expect the first quarter of 2015 to be weaker with stronger successive quarterly operating results for the remainder of the year. For the first quarter of 2015, we expect to achieve GAAP diluted EPS from continuing operations of $0.57 to $0.59, including $0.01 of restructuring costs and $0.01 of expense related to acquired inventory and backlog, on revenue of $94 to $96 million.”

Conference Call

Kadant will hold a webcast with a slide presentation for investors on Thursday, February 26, 2015, at 11 a.m. eastern time to discuss its fourth quarter and fiscal year performance, as well as future expectations. To access the webcast, including the slideshow and accompanying audio, go to www.kadant.com and click on the “Investors” tab. To listen to the webcast via teleconference, call 877-703-6107 within the U.S., or +1-857-244-7306 outside the U.S., and reference participant passcode 83375884. Prior to the call, our earnings release and the slides used in the webcast presentation will be filed with the Securities and Exchange Commission and will be available at www.sec.gov. An archive of the webcast presentation will be available on our Web site until March 27, 2015.

Shortly after the webcast, Kadant will post its updated general investor presentation incorporating the fourth quarter and fiscal year results on its Web site at www.kadant.com under the “Investors” tab.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenue excluding acquisitions and the effects of foreign currency translation, adjusted operating income, adjusted net income, adjusted diluted EPS, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them additional measures of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Revenue included $0.4 million and $38.1 million from acquisitions in the fourth quarter and fiscal year 2014, respectively. Revenue included $4.8 million and $2.8 million of unfavorable foreign currency translation effects in the fourth quarter and fiscal year 2014, respectively. We present increases or decreases in revenue excluding the effects of acquisitions and foreign currency translation to provide investors insight into underlying revenue trends.

Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted diluted EPS exclude expense related to acquired inventory and backlog, restructuring costs (benefit), and other income. These items are excluded as they are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs or other income or none at all.

Adjusted operating income and adjusted EBITDA exclude:

•	Pre-tax restructuring benefit of $0.1 million in both the fourth quarters of 2014 and 2013 and pre-tax expense related to acquired inventory and backlog of $1.9 million in the fourth quarter of 2013.

•
Pre-tax expense of $2.6 million related to acquired inventory and backlog and pre-tax restructuring costs of $0.8 million in 2014; and pre-tax expense of $2.6 million related to acquired inventory and backlog, pre-tax restructuring costs of $1.8 million, and a pre-tax gain of $1.7 million in 2013.

Adjusted net income and adjusted diluted EPS exclude:

•
After-tax expense related to acquired inventory and backlog of $1.4 million ($1.9 million net of tax of $0.5 million) in the fourth quarter of 2013 and after-tax expense related to acquired inventory and backlog of $1.9 million ($2.6 million net of tax of $0.7 million) in both 2014 and 2013.

•
Restructuring benefit of $0.1 million in both the fourth quarters of 2014 and 2013, restructuring costs of $0.6 million ($0.8 million net of tax of $0.2 million) in 2014, and restructuring costs of $1.3 million ($1.8 million net of tax of $0.5 million), net of a gain of $1.3 million ($1.7 million net of tax of $0.4 million) on the sale of assets, in 2013.

Adjusted diluted EPS in the three-month and twelve-month periods ended January 3, 2015 and December 28, 2013 was calculated using the reported weighted average diluted shares for each period.

Adjusted return on invested capital is based on adjusted net income divided by the sum of stockholders’ equity less net cash. Net cash is the total of cash, cash equivalents, and restricted cash less short- and long-term debt.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.
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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Jan. 3, 2015	Dec. 28, 2013	Jan. 3, 2015	Dec. 28, 2013

Revenues	$105,206	$94,815	$402,127	$344,499
Costs and Operating Expenses:
Cost of revenues	58,207	53,198	223,754	186,795
Selling, general, and administrative expenses	33,377	32,580	129,319	117,581
Research and development expenses	1,467	1,603	6,163	6,717
Restructuring costs and other income, net (a)	(123)	(160)	805	103
	92,928	87,221	360,041	311,196
Operating Income	12,278	7,594	42,086	33,303
Interest Income	52	217	398	623
Interest Expense	(200)	(265)	(966)	(900)
Income from Continuing Operations before Provision
for Income Taxes	12,130	7,546	41,518	33,026
Provision for Income Taxes	2,979	1,530	12,447	9,316
Income from Continuing Operations	9,151	6,016	29,071	23,710
Loss from Discontinued Operation, Net of Tax	(5)	(7)	(23)	(62)
Net Income	9,146	6,009	29,048	23,648
Net Income Attributable to Noncontrolling Interest	(45)	(81)	(389)	(229)
Net Income Attributable to Kadant	$9,101	$5,928	$28,659	$23,419

Amounts Attributable to Kadant:
Income from Continuing Operations	$9,106	$5,935	$28,682	$23,481
Loss from Discontinued Operation, Net of Tax	(5)	(7)	(23)	(62)
Net Income Attributable to Kadant	$9,101	$5,928	$28,659	$23,419

Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$0.84	$0.53	$2.61	$2.11
Diluted	$0.82	$0.52	$2.56	$2.07

Earnings per Share Attributable to Kadant:
Basic	$0.84	$0.53	$2.61	$2.10
Diluted	$0.82	$0.52	$2.56	$2.07

Weighted Average Shares:
Basic	10,873	11,117	10,988	11,153
Diluted	11,146	11,395	11,210	11,340

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				Increase
				Excluding Effect
	Three Months Ended			of Currency
Revenues by Product Line	Jan. 3, 2015	Dec. 28, 2013	Increase	Translation (b,c)

Stock-Preparation	$33,828	$32,382	$1,446	$2,492
Doctoring, Cleaning, & Filtration	30,497	30,271	226	1,697
Fluid-Handling	25,346	24,940	406	1,676
Papermaking Systems	89,671	87,593	2,078	5,865
Wood Processing Systems	12,057	4,573	7,484	8,497
Fiber-Based Products	3,478	2,649	829	829
	$105,206	$94,815	$10,391	$15,191

				Increase
				Excluding Effect
	Twelve Months Ended			of Currency
	Jan. 3, 2015	Dec. 28, 2013	Increase	Translation (b,c)
Stock-Preparation	$127,496	$122,704	$4,792	$4,787
Doctoring, Cleaning, & Filtration	117,389	112,600	4,789	5,725
Fluid-Handling	103,314	93,404	9,910	10,799
Papermaking Systems	348,199	328,708	19,491	21,311
Wood Processing Systems	41,647	4,573	37,074	38,087
Fiber-Based Products	12,281	11,218	1,063	1,063
	$402,127	$344,499	$57,628	$60,461

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	Jan. 3, 2015	Sept. 27, 2014	(Decrease)	Translation (b,c)
Stock-Preparation	$33,828	$31,246	$2,582	$3,276
Doctoring, Cleaning, & Filtration	30,497	31,703	(1,206)	(14)
Fluid-Handling	25,346	25,420	(74)	929
Papermaking Systems	89,671	88,369	1,302	4,191
Wood Processing Systems	12,057	8,480	3,577	4,124
Fiber-Based Products	3,478	1,870	1,608	1,608
	$105,206	$98,719	$6,487	$9,923

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				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Geography (d)	Jan. 3, 2015	Dec. 28, 2013	(Decrease)	Translation (b,c)
North America	$54,755	$40,534	$14,221	$15,369
Europe	24,741	27,088	(2,347)	(192)
China	12,824	12,371	453	748
South America	6,164	9,926	(3,762)	(3,104)
Other	6,722	4,896	1,826	2,370
	$105,206	$94,815	$10,391	$15,191

				Increase
				(Decrease)
				Excluding Effect
	Twelve Months Ended		Increase	of Currency
	Jan. 3, 2015	Dec. 28, 2013	(Decrease)	Translation (b,c)
North America	$215,880	$156,749	$59,131	$60,583
Europe	93,450	87,196	6,254	6,031
China	43,867	50,678	(6,811)	(6,816)
South America	26,114	29,950	(3,836)	(2,379)
Other	22,816	19,926	2,890	3,042
	$402,127	$344,499	$57,628	$60,461

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography (d)	Jan. 3, 2015	Sept. 27, 2014	(Decrease)	Translation (b,c)
North America	$54,755	$54,359	$396	$1,153
Europe	24,741	20,932	3,809	5,356
China	12,824	10,700	2,124	2,235
South America	6,164	7,006	(842)	(258)
Other	6,722	5,722	1,000	1,437
	$105,206	$98,719	$6,487	$9,923

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	Three Months Ended		Twelve Months Ended
Business Information	Jan. 3, 2015	Dec. 28, 2013	Jan. 3, 2015	Dec. 28, 2013
Gross Profit Margin:
Papermaking Systems	45.6%	45.0%	45.4%	46.1%
Other	39.0%	30.4%	37.7%	38.9%
	44.7%	43.9%	44.4%	45.8%

Operating Income:
Papermaking Systems	$14,266	$11,169	$50,485	$47,144
Corporate and Other	(1,988)	(3,575)	(8,399)	(13,841)
	$12,278	$7,594	$42,086	$33,303

Adjusted Operating Income (c) (g)
Papermaking Systems	$14,183	$11,295	$51,391	$48,323
Corporate and Other	(1,988)	(2,009)	(5,871)	(12,275)
	$12,195	$9,286	$45,520	$36,048

Bookings from Continuing Operations:
Stock-Preparation	$36,508	$22,576	$160,163	$113,277
Doctoring, Cleaning, & Filtration	28,591	28,148	119,026	113,227
Fluid-Handling	25,042	23,304	103,093	97,801
Papermaking Systems	90,141	74,028	382,282	324,305
Wood Processing Systems	8,373	6,007	38,407	6,007
Fiber-Based Products	4,494	3,956	12,430	12,725
	$103,008	$83,991	$433,119	$343,037

Capital Expenditures from Continuing Operations:
Papermaking Systems	$3,026	$2,018	$5,640	$5,843
Corporate and Other	584	94	1,115	418
	$3,610	$2,112	$6,755	$6,261

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	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data from Continuing Operations	Jan. 3, 2015	Dec. 28, 2013	Jan. 3, 2015	Dec. 28, 2013
Cash Provided by Operations	$18,465	$9,238	$48,867	$39,935
Depreciation and Amortization Expense	2,631	3,045	11,189	9,775

Balance Sheet Data			Jan. 3, 2015	Dec. 28, 2013
Assets
Cash, Cash Equivalents, and Restricted Cash			$45,793	$50,200
Accounts Receivable, Net			58,508	70,271
Inventories			55,223	62,805
Unbilled Contract Costs and Fees			5,436	3,679
Other Current Assets			18,714	19,333
Property, Plant and Equipment, Net			44,965	44,885
Intangible Assets			46,954	47,850
Goodwill			127,882	131,915
Other Assets			10,272	11,230
			$413,747	$442,168
Liabilities and Stockholders' Equity
Accounts Payable			$27,233	$28,388
Short- and Long-term Debt			25,861	38,635
Other Liabilities			95,194	104,724
Total Liabilities			148,288	171,747
Stockholders' Equity			265,459	270,421
			$413,747	$442,168

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Adjusted Operating Income and Adjusted EBITDA		Three Months Ended		Twelve Months Ended
Reconciliation		Jan. 3, 2015	Dec. 28, 2013	Jan. 3, 2015	Dec. 28, 2013

Consolidated
	Net Income Attributable to Kadant	$9,101	$5,928	$28,659	$23,419
	Net Income Attributable to Noncontrolling Interest	45	81	389	229
	Loss from Discontinued Operation, Net of Tax	5	7	23	62
	Provision for Income Taxes	2,979	1,530	12,447	9,316
	Interest Expense, Net	148	48	568	277
	Operating Income	12,278	7,594	42,086	33,303
	Restructuring Costs and Other Income, Net (a)	(123)	(160)	805	103
	Acquired Backlog Amortization (e)	23	578	415	1,112
	Acquired Profit in Inventory (f)	17	1,274	2,214	1,530
	Adjusted Operating Income (c)	12,195	9,286	45,520	36,048
	Depreciation and Amortization	2,608	2,467	10,774	8,663
	Adjusted EBITDA (c)	$14,803	$11,753	$56,294	$44,711

Papermaking Systems
	Operating Income	$14,266	$11,169	$50,485	$47,144
	Restructuring Costs and Other Income, net (a)	(123)	(160)	805	103
	Acquired Backlog Amortization (e)	23	134	23	668
	Acquired Profit in Inventory (f)	17	152	78	408
	Adjusted Operating Income (c)	14,183	11,295	51,391	48,323
	Depreciation and Amortization	1,846	1,929	7,701	7,766
	Adjusted EBITDA (c)	$16,029	$13,224	$59,092	$56,089

Corporate and Other
	Operating Loss	$(1,988)	$(3,575)	$(8,399)	$(13,841)
	Acquired Backlog Amortization (e)	—	444	392	444
	Acquired Profit in Inventory (f)	—	1,122	2,136	1,122
	Adjusted Operating Loss (c)	(1,988)	(2,009)	(5,871)	(12,275)
	Depreciation and Amortization	762	538	3,073	897
	Adjusted EBITDA (c)	$(1,226)	$(1,471)	$(2,798)	$(11,378)

(a)
Includes restructuring income of $123 and $160 in the three-month periods ended January 3, 2015 and December 28, 2013, respectively. Includes restructuring costs of $805 in the twelve-month period ended January 3, 2015 and restructuring costs of $1,843, net of a gain of $1,740 on the sale of assets, in the twelve-month period ended December 28, 2013.

(b)
Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(c)	Represents a non-GAAP financial measure.

(d)	Geographic revenues are attributed to regions based on customer location.

(e)	Represents intangible amortization expense associated with acquired backlog.

(f)	Represents expense within cost of revenues associated with acquired profit in inventory.

(g)	See reconciliation to the most directly comparable GAAP financial measure under "Adjusted Operating Income and Adjusted EBITDA Reconciliation."

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About Kadant

Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company’s products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with revenue of $402 million in fiscal year 2014 and 1,800 employees in 18 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, and economic and industry outlook. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading "Risk Factors" in Kadant’s quarterly report on Form 10-Q for the period ended September 27, 2014. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; the oriented strand board market and levels of residential construction activity; commodity and component price increases or shortages; dependence on certain suppliers; international sales and operations; our acquisition strategy; our internal growth strategy; fluctuations in currency exchange rates; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; loss of key personnel; reliance on third-party research; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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